Exhibit 33.1

Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

1.	Santander Consumer USA Inc. (the “Asserting Party”) is responsible for Assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as of and for the year ended December 31, 2013 (the “Reporting Period”). The transactions covered by this report include the Asserting Party’s publicly offered registered SDART transactions consisting of auto loans (the “Platform”).

2.	The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria except for the following criteria which the Asserting Party determined are not applicable to the activities performed by the Asserting Party with respect to the Platform: 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii).

3.	There were no external enhancements as of and for the year ended December 31, 2013 with respect to the Platform taken as a whole.

4.	With respect to servicing criterion, Item 1122(d)(1)(iii), some of the transactions included in the FY13 Regulation AB Platform require the Company to utilize a backup servicer when certain events, which are specified within the transaction agreements, occur. As of and for the year ended December 31, 2013, the events that would require a backup servicer as listed in the transaction documents did not occur, and therefore the requirement for a backup servicer does not apply.

5.	With respect to servicing criterion 1122(d)(3)(i)(B), certain reports to investors provided information that was not calculated in accordance with the terms specified in the transaction agreements. Forms 10-D/A were filed on February 27, 2013, February 28, 2013, August 2, 2013 and August 30, 2013 to accurately reflect information calculated in accordance with the terms of the transaction agreements. With respect to the Forms 10-D/A filed on February 27, 2013, February 28, 2013 and August 2, 2013, neither the timing nor the amount of principal or interest payable to Noteholders was impacted by the adjustments. The Form 10-D/A filed on August 30, 2013 amended and restated in its entirety the Form 10-D and Exhibit 99.1 of Santander Drive Auto Receivables Trust 2013-4 dated August 12, 2013 and filed with the Commission on August 15, 2013 in order to adjust certain amounts related to interest for the Class A-2 through E Notes and the Class A-1 Note principal.

6.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of and for the year ended December 31, 2013 with respect to the Platform taken as a whole.

7.	The Asserting Party has not identified and is not aware of any material instance of non-compliance by the vendors with regard to the applicable servicing criteria, or performance of certain functions with regard to the servicing criteria, as of and for the year ended December 31, 2013, with respect to the Platform taken as a whole.

8.	The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the vendors with the applicable servicing criteria, as of and for the year ended December 31, 2013 with respect to the Platform taken as a whole.

9.	Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with all the applicable servicing criteria as of December 31, 2013 and for the Reporting Period.

March 26, 2014

SANTANDER CONSUMER USA INC.

By:	/s/ Jason Kulas
	Name:	Jason Kulas
	Title:	President and Chief Financial Officer

/s/ Jennifer M. Popp
	Name:	Jennifer M. Popp
	Title:	Chief Accounting Officer

Appendix A

The Transactions in the Platform include the following:

1	SDART 2010-1

2	SDART 2010-2

3	SDART 2010-3

4	SDART 2011-1

5	SDART 2011-2

6	SDART 2011-3

7	SDART 2011-4

8	SDART 2012-1

9	SDART 2012-2

10	SDART 2012-3

11	SDART 2012-4

12	SDART 2012-5

13	SDART 2012-6

14	SDART 2013-1

15	SDART 2013-2

16	SDART 2013-3

17	SDART 2013-4

18	SDART 2013-5